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   FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)

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
1.   Name and Address of Reporting Person*               2. Date of Event Requiring
                                                         Statement (Month/Day/Year)

      Haywood       George       W.                              8/1/01
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        (Last)      (First)   (Middle)                   3. IRS Identification
                                                            Number of Reporting
     642 Second Street                                      Person, if an entity
------------------------------------------                  (voluntary)
                (Street)

   Brooklyn,     New York          11215
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    (City)       (State)            (Zip)
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

4. Issuer Name and Ticker or Trading Symbol

   Zixit Corporation (ZIXI)
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

5. Relationship of Reporting Person(s) to Issuer             6. If Amendment, Date of Original
      (check all applicable)                                     (Month/Day/Year)
                                                             ---------------------------------
            Director                x    10% Owner
     -----                        -----
            Officer (give                Other (specify      7.  Individual or Joint/Group
     -----           title below) -----         below)           Filing (Check Applicable Line)
                                                               x   Form Filed by One Reporting
           --------------------------------------            ----- Person

                                                                   Form filed by More than One
                                                             ----- Reporting Person
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

Table 1 - Non-Derivative Securities Beneficially Owned
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
1. Title of Security                      2. Amount of Securities Beneficially Owned
   (Instr.4)
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Common Stock                                               2,038,200
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                                                              30,000
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                                                              65,000
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

3. Ownership Form: Direct (D) or Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 5)                                         (Instr. 5)
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                     D
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                     I                                           Owned by Spouse
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                     I                                           Owned jointly with mother
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
Reminder Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

Persons who respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative Security     2. Date Exercisable and      3. Title and Amount of
   (Instr. 4)                            Expiration Date            Securities Underlying
                                         (Month/Day/Year)           Derivative Security
                                                                    (Instr. 4)
                                    ----------------------------------------------------------
                                       Date        Expiration     Title          Amount or
                                    Exercisable       Date                       Number of
                                                                                 Shares
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

4. Conversion or                   5. Ownership Form               6. Nature of Indirect
   Exercise Price                     of Derivative                   Beneficial Ownership
   of Derivative                      Security Direct                 (Instr. 5)
   Security                           (D) or Indirect (I)
                                      (Instr. 5)
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
Explanation of Responses:

Note: This Form 3 was previously filed in hard copy version and is now being filed in Edgar version for informational purposes.

                                           /s/ George W. Haywood            August 9, 2001
                                         -----------------------------   --------------------
                                         Signature of Reporting Person           Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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